Exhibit 99.1
PETRÓLEOS MEXICANOS
Offer to Exchange Securities
which have been
Registered under the Securities Act of 1933, as amended,
and which are
Jointly and Severally Guaranteed by
Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica, for any and all of its Corresponding Outstanding Securities

Corresponding New Securities of
Petróleos Mexicanos, which have
CUSIP Nos. of	ISIN Nos. of	Old Securities of	been registered under the Securities
Old Securities	Old Securities	Petróleos Mexicanos	Act
71656LAA9	US71656LAA98 (Rule 144A)	U.S. $2,000,000,000	Up to U.S. $2,000,000,000
71656MAA7	US71656MAA71 (Reg. S)	8.00% Notes due 2019	8.00% Guaranteed Notes due 2019
Pursuant to the Prospectus dated July [•], 2009

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
          Upon and subject to the terms and conditions set forth in the prospectus, dated July [•], 2009 (the “Prospectus”), Petróleos Mexicanos (the “Issuer”), a decentralized public entity of the Federal Government of the United Mexican States, and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Guarantors”), are making an offer to exchange (the “Exchange Offer”) registered 8.00% Notes due 2019 (the “New Securities”) for any and all outstanding 8.00% Notes due 2019 (the “Old Securities”) of the Issuer. The Exchange Offer is being made in order to satisfy certain of the Issuer’s obligations under the Registration Rights Agreements referred to in the Prospectus.
          We are requesting that you contact your clients for whom you hold Old Securities regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold Old Securities registered in their own names, we are enclosing multiple sets of the following documents:
          1. Prospectus dated July [•], 2009;
          2. A form letter that may be sent to your clients for whose account you hold Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.
          Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on [•], 2009 (the “Expiration Date”), unless extended by the Issuer. The Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.
          Tenders of Old Securities for exchange pursuant to the Exchange Offer may be made only by book-entry transfer of the Old Securities to the account established by the

Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offer as set forth in the Prospectus.
          Additional copies of the enclosed materials may be obtained from Deutsche Bank Trust Company Americas, as Exchange Agent, c/o DB Services Tennessee, Attention: Trust & Securities Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, Tennessee 37211, Telephone: (800) 735-7777.

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